EXHIBIT 10.3
ICE DATA SERVICES, INC.

EMPLOYMENT AGREEMENT

FOR

CHRISTOPHER EDMONDS
This is an Employment Agreement (this “Employment Agreement”), effective as of February 1, 2026, by and between ICE Data Services, Inc., a wholly-owned subsidiary of Intercontinental Exchange, Inc., a Delaware corporation (together with its affiliates, the “Company” or “ICE”), and Christopher Edmonds (“Executive”), the terms and conditions of which are as follows:
Agreement
1.Term. Subject to the terms and conditions set forth in this Employment Agreement, ICE agrees to employ Executive and Executive agrees to be employed by ICE for a term of two (2) years, which shall start on February 1, 2026 and shall end on the second anniversary of such date. The initial term plus any extension shall be referred to in this Employment Agreement as the “Term”. Each day the Term of this Employment Agreement will automatically extend for one (1) day (unless either party delivers written notice to the other that there will be no such extension) so that there is always two (2) years remaining in the Term at any time.
2.Title; Duties and Responsibilities; Powers. Executive’s title initially shall be President, Fixed Income & Data Services. Executive’s duties and responsibilities and powers shall be those commensurate with Executive’s position that are set from time to time by the Chief Executive Officer, ICE (or such officer’s delegate(s)). Executive shall undertake to perform all of Executive’s duties and responsibilities and exercise all of Executive’s powers in good faith and on a full-time basis and shall at all times act in the course of Executive’s employment under this Employment Agreement in the best interests of ICE.
3.Primary Work Site. Executive’s primary work site shall be at ICE’s offices located in Atlanta, Georgia. However, Executive shall undertake such travel away from Executive’s primary work site and shall work from such temporary work sites as necessary or appropriate to fulfill Executive’s duties and responsibilities and exercise Executive’s powers under the terms of this Employment Agreement.
4.Outside Activities. Executive shall not serve on any boards of directors of, or provide services (whether as an employee or independent contractor) to, any entity other than ICE (including, for example, any for-profit, civic or charitable organization) on or after the date ICE signs this Employment Agreement without obtaining the consent required by ICE’s internal compliance reporting procedures then in effect.
5.Compensation and Related Matters.
(a)Base Salary. Executive’s initial base salary shall be $750,000 per year, which shall be payable in accordance with ICE’s standard payroll practices and policies for senior executives. Executive’s base salary shall be subject to annual review and periodic increases as determined by and in the sole discretion of the Compensation Committee of ICE’s Board of

Directors (the “Compensation Committee”) or the Board of Directors as a whole. The base salary, as may be in effect from time to time under this Employment Agreement, shall be referred to as the “Base Salary”.
(b)Annual Bonus. During the Term, Executive shall be eligible to receive an annual bonus each year. Executive’s target annual bonus during the Term shall be 225% of Executive’s Base Salary, subject to adjustment from time to time as determined by and in the sole discretion of the Compensation Committee or the Board of Directors as a whole (the “Target Bonus”). The actual amount of such bonus, if any, may be higher or lower than the Target Bonus and shall be determined in accordance with a plan adopted and approved by the Compensation Committee, or at the direction of the Compensation Committee, ICE’s Chief Executive Officer or his or her delegate, and shall be paid no later than two and one half (2½) months after the end of the taxable year to which the bonus relates, subject to Executive’s continued employment through the payment date.
(c)Equity Compensation. Executive shall be eligible for grants of options to purchase common stock of ICE and other forms of ICE equity or equity-based grants. Executive’s target annual equity grant date value during the Term shall be $3,250,000 (the “Target Equity Grant”), although the actual grant date value may be varied by the Company in its sole discretion. Except as otherwise provided in this Employment Agreement, the terms of any ICE equity awards granted to Executive shall be governed by the ICE equity incentive plan in effect at the time of any such grant(s) and the award agreement applicable to such grant(s).
(d)Employee Benefit Plans, Programs and Policies. Executive shall be eligible to participate in the employee benefit plans, programs and policies in effect from time to time and maintained by ICE for similarly situated senior executives, in accordance with the terms and conditions of such plans, programs and policies.
(e)Vacation and Other Similar Benefits. Executive shall be entitled to take paid time off subject to ICE’s standard policies and practices for employees generally with respect to paid holidays, sick leave and personal and other time off as may be in effect from time to time.
(f)Business Expenses. Executive shall have the right to be reimbursed for reasonable and appropriate business expenses which Executive actually incurs in connection with the performance of Executive’s duties and responsibilities under this Employment Agreement in accordance with ICE’s expense reimbursement policies and procedures for its senior executives as may be in effect from time to time.
6.Reasons for Termination. ICE shall have the right to terminate Executive’s employment at any time, and Executive shall have the right to resign at any time, in each case for any reason or no reason, subject to the terms of this Employment Agreement. The date of termination of Executive’s employment will be the date specified in any notice of termination delivered from the Company to Executive (or, in the case of Executive’s resignation, from Executive to the Company), except as otherwise set forth below.
(a)Death. Executive’s employment shall terminate at Executive’s death.
(b)Disability. ICE shall have the right to terminate Executive’s employment on or after the date Executive has a Disability. The term “Disability” as used in this Employment Agreement means any physical or mental condition which renders Executive unable, even with reasonable accommodation by ICE, to perform the essential functions of Executive’s job for at least a one hundred and eighty (180) consecutive day period.

(c)Termination by the Company. The Company may terminate Executive’s employment at any time, with or without Cause. The term “Cause” as used in this Employment Agreement will mean:
(i)Executive (A) is convicted of, or pleads guilty or nolo contendere to, any felony or (B) confesses or otherwise admits to any act of fraud, misappropriation or embezzlement;
(ii)Executive knowingly engages in any act or course of conduct (A) which is reasonably likely to adversely affect the Company’s right or qualification under applicable laws, rules or regulations to serve as an exchange or other form of a marketplace described in Section 9(g) or (B) which violates the rules of any exchange or market in which the Company conducts its Business (as defined in Section 9(g)) (or at such time is actively contemplating effecting trades);
(iii)there is any act or omission by Executive involving willful misconduct or gross negligence in the performance of Executive’s duties and responsibilities under Section 2 or in the exercise of Executive’s powers under Section 2 to the material detriment of the Company; or
(iv)(A) Executive materially breaches this Employment Agreement (including, without limitation, any breach of any of the provisions of Section 9(b) through Section 9(h)) or (B) Executive violates any provision of any code of conduct adopted by the Company which applies to Executive and any other Company employees if the consequence to such violation for any employee subject to such code of conduct ordinarily would be a termination of his or her employment by the Company.
(d)Resignation by Executive. Executive may terminate Executive’s employment with or without Good Reason. The term “Good Reason” as used in this Employment Agreement will mean, without Executive’s express written consent:
(i)a material reduction in Executive’s Base Salary under Section 5(a) or, after a Change in Control, a material reduction in Executive’s Target Bonus or Target Equity Grant as set forth in Section 5(b) and Section 5(c) and as in effect immediately prior to such Change in Control (for the avoidance of doubt, changes to Executive’s Target Bonus or Target Equity Grant prior to a Change in Control shall not constitute Good Reason);
(ii)a material reduction in Executive’s duties, responsibilities or powers or Executive’s reporting relationships with respect to who reports to Executive and whom Executive reports to at the Company;
(iii)Executive is transferred to a new primary work site which is more than thirty (30) miles (measured along a straight line) from Executive’s primary work site immediately before the transfer unless such new primary work site is closer (measured along a straight line) to Executive’s primary residence than Executive’s primary work site immediately before the transfer;
(iv)after a Change in Control, Executive’s job title is materially diminished or there is a material reduction in Executive’s aggregate retirement and welfare benefits as in effect immediately prior to such Change in Control;

(v)during the first year following a Change in Control, Executive receives notice that the Term of this Employment Agreement will not be renewed in accordance with Section 1;
(vi)the failure of any successor to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Employment Agreement pursuant to Section 12; or
(vii)a material breach of this Employment Agreement by the Company or its successor.
Notwithstanding the foregoing, no such act or omission will be treated as Good Reason under this Employment Agreement unless:
(A)(i) Executive delivers to the Company a detailed, written statement of the basis for Executive’s belief that such act or omission constitutes Good Reason, (ii) Executive delivers such statement before the end of the ninety (90) day period which starts on the date there is an act or omission which forms the basis for Executive’s belief that Good Reason exists, (iii) Executive gives the Company a thirty (30) day period after the delivery of such statement to cure the basis for such belief and (iv) Executive actually submits Executive’s written resignation to the Company and terminates employment during the sixty (60) day period which begins immediately after the end of such thirty (30) day period if Executive reasonably and in good faith determines that Good Reason continues to exist after the end of such thirty (30) day period; or
(B)the Company states in writing to Executive that Executive has the right to treat any such act or omission as Good Reason under this Employment Agreement and Executive resigns during the sixty (60) day period which starts on the date such statement is actually delivered to Executive; provided, that if Executive consents in writing to any reduction described in Section 6(d)(i) or Section 6(d)(ii), to any transfer described in Section 6(d)(iii) or to any change described in Section 6(d)(iv) in lieu of exercising Executive’s right to resign for Good Reason and delivers such consent to the Company, the results of the actions consented to will thereafter be used under this definition for purposes of determining whether Executive subsequently has Good Reason under this Employment Agreement to resign as a result of any such subsequent reduction, transfer or change.
(e)Termination as a Result of Retirement. Executive’s employment may terminate as a result of a Retirement Termination. The term “Retirement Termination” as used in this Employment Agreement will mean voluntary termination of Executive’s employment initiated by Executive (while Executive is in good standing with the Company) where: (i) Executive’s age plus years of service at ICE is equal to or greater than sixty-five (65) as of Executive’s termination date, (ii) Executive is at least fifty-five (55) years of age as of Executive’s termination date, (iii) Executive has been an officer of ICE for at least five (5) years as of Executive’s termination date and (iv) Executive provides a minimum of six (6) months’ written notice to ICE prior to Executive’s termination date.
(f)Removal from any Boards and Position. Upon the termination of Executive’s employment with the Company for any reason, Executive will be deemed to automatically resign from (i) any position with the Company or any subsidiary of the Company, including, but not limited to, as an officer, director or trustee of the Company and any of its subsidiaries and (ii)

any board to which Executive has been appointed or nominated on behalf of the Company. Executive agrees to take any reasonably necessary action to effectuate such resignations.
7.Compensation upon Termination. This Section 7 provides the payments and benefits to be paid or provided to Executive as a result of Executive’s termination of employment. Except as provided in this Section 7, Executive will not be entitled to anything further from the Company pursuant to this Employment Agreement as a result of the termination of Executive’s employment, regardless of the reason for such termination. Upon any termination of Executive’s employment under this Employment Agreement, except as otherwise provided, Executive (or Executive’s beneficiary, legal representative or estate, as the case may be, in the event of Executive’s death) will be entitled to such rights in respect of any equity awards theretofore made to Executive, and to only such rights, as are provided by the plan or the award agreement pursuant to which such equity awards have been granted to Executive or other written agreement or arrangement between Executive and the Company.
(a)Resignation without Good Reason or Termination for Cause. Following the termination of Executive’s employment by the Company for Cause or by Executive without Good Reason or upon expiration of the Term, the Company will pay or provide to Executive (or Executive’s estate in the event of Executive’s death) the following (together, the “Accrued Benefits”) as soon as practicable following the date of termination:
(i)any earned but unpaid Base Salary through the date of termination;
(ii)reimbursement for any amounts due Executive pursuant to Section 5(f) (unless such termination occurred as a result of misappropriation of funds); and
(iii)any compensation and/or benefits as may be due or payable to Executive in accordance with the terms and provisions of any employee benefit plans or programs of the Company.
(b)Termination by the Company without Cause or by Executive for Good Reason (Non-Change in Control). If, during the term, ICE terminates Executive’s employment other than for Cause or a Disability, or Executive resigns for Good Reason, in each case before (except as provided in Section 7(c)(4)) or more than two (2) years after a Change in Control, ICE (in lieu of any severance pay under any severance pay plans, programs or policies) will provide the Accrued Benefits and, subject to Section 8, will pay or provide to Executive:
(1)a lump sum cash payment equal to two (2) times Executive’s Base Salary, as in effect on the date Executive’s employment terminates (or, if applicable, the Executive’s Base Salary in effect immediately prior to a material reduction in Base Salary giving rise to Executive’s resignation for Good Reason);
(2)a lump sum cash payment equal to two (2) times the greater of (i) the average of the last three (3) annual bonuses received by Executive from ICE or any of its affiliates prior to the date Executive’s employment terminates and (ii) the last annual bonus received by Executive from ICE or any of its affiliates prior to the date Executive’s employment terminates;
(3)with respect to options to purchase ICE common stock or other equity or equity based grants made to Executive (A) for time-vested options or equity based grants (including performance based grants for which actual performance achievement has already been certified as of the date of employment termination), accelerate Executive’s right to exercise such options and vest such equity grants that would otherwise vest within the two-year period following the date of termination, (B)

for performance based grants for which performance has not been certified as of the date of employment termination, determine and certify performance based on actual performance achieved after completion of the performance period in accordance with the terms of such grants, and vest such grants that would otherwise vest within the two-year period following the date of termination and (C) treat Executive as if Executive had remained employed by ICE for two (2) years following the date of termination so that the time period over which Executive has the right to exercise such options shall be the same as if there had been no termination of Executive’s employment until the end of such two-year period; and
(4)a lump sum cash payment in respect of Executive’s cost of two (2) years’ group health coverage under COBRA.
(c)Termination by the Company without Cause or by Executive for Good Reason (Change in Control Related). If, during the term, ICE terminates Executive’s employment other than for Cause or a Disability, or Executive resigns for Good Reason, in each case within two (2) years after a Change in Control, or as set forth in Section 7(c)(4), ICE (in lieu of any severance pay under any severance pay plans, programs or policies) will provide the Accrued Benefits and, subject to Section 8, will pay or provide to Executive:
(1)the payments and benefits set forth in Section 7(b)(1) and Section(7)(b)(4);
(2)a lump sum cash payment equal to two (2) times the greatest of (i) the average of the last three (3) annual bonuses received by Executive from ICE or any of its affiliates prior to the date Executive’s employment terminates, (ii) the last annual bonus received by Executive from ICE or its affiliates prior to a Change in Control and (iii) the last annual bonus received by Executive from ICE or any of its affiliates prior to the date Executive’s employment terminates; and
(3)with respect to options to purchase ICE common stock or other equity or equity-based grants made to Executive, (A) cause each award of such equity or equity based grants to become fully vested (including the lapsing of all restrictions and conditions) and, as applicable, exercisable as of the date of termination of Executive’s employment, and deliver promptly (but no later than 15 days) following termination of Executive’s employment any shares of common stock deliverable pursuant to restricted stock units; provided, that any outstanding performance-based awards shall be deemed earned at the greater of the target level or actual performance level through the Change in Control date (or if no target level is specified, the maximum level) with respect to all open performance periods and (B) treat Executive as if Executive had remained employed by ICE for two (2) years following the date of termination so that the time period over which Executive has the right to exercise such options shall be the same as if there had been no termination of Executive’s employment until the end of such two-year period; and
(4)notwithstanding the foregoing to the contrary, if during the one hundred eighty (180) day-period ending on a Change in Control, Executive experiences a termination of employment under Section 7(b), then Executive shall have the right to the benefits under Section 7(c)(3)(A) as if such termination of employment occurred under this Section 7(c) (without duplication for any payments or benefits provided under Section 7(b)(4)) as if the Change in Control date were the date of Executive’s termination of employment.

The term “Change in Control” as used in this Employment Agreement will mean the occurrence of any of the following events:
(i)any “person” (as that term is used in Sections 13(d) and 14(d)(2) of the 1934 Act), is or becomes the beneficial owner (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of securities representing 30% or more of the combined voting power of the then outstanding securities of the Company eligible to vote for the election of the members of the Company’s Board of Directors unless (1) such person is the Company or any subsidiary of the Company, (2) such person is an employee benefit plan (or a trust which is a part of such a plan) which provides benefits exclusively to, or on behalf of, employees or former employees of the Company or a subsidiary of the Company, (3) such person is Executive, an entity controlled by Executive or a group which includes Executive or (4) such person acquired such securities in a Non-Qualifying Transaction (as defined in Section 7(c)(iii));
(ii)any dissolution or liquidation of the Company or any sale or the disposition of 50% or more of the assets or business of the Company; or
(iii)the consummation of any reorganization, merger, consolidation or share exchange or similar form of corporate transaction involving the Company unless (1) the persons who were the beneficial owners of the outstanding securities eligible to vote for the election of the members of the Company’s Board of Directors immediately before the consummation of such transaction hold more than 60% of the voting power of the securities eligible to vote for the members of the board of directors of the successor or survivor corporation in such transaction immediately following the consummation of such transaction and (2) the number of the securities of such successor or survivor corporation representing the voting power described in Section 7(c)(iii)(1) held by the persons described in Section 7(c)(iii)(1) immediately following the consummation of such transaction is beneficially owned by each such person in substantially the same proportion that each such person had beneficially owned the outstanding securities eligible to vote for the election of the members of the Company’s Board of Directors immediately before the consummation of such transaction, provided (3) the percentage described in Section 7(c)(iii)(1) of the voting power of the successor or survivor corporation and the number described in Section 7(c)(iii)(2) of the securities of the successor or survivor corporation will be determined exclusively by reference to the securities of the successor or survivor corporation which result from the beneficial ownership of shares of common stock of the Company by the persons described in Section 7(c)(iii)(1) immediately before the consummation of such transaction. Any transaction which satisfies all of the criteria specified in (1), (2) and (3) above will be deemed to be a “Non-Qualifying Transaction”.
(d)Termination for Disability or Death. In the event Executive’s employment is terminated, during the Term, for Disability pursuant to Section 6(b) or due to Executive’s death, then subject to Section 8, Executive (or Executive’s beneficiary, legal representative or estate) will be entitled to (1) the Accrued Benefits and (2) a lump sum cash payment equal to the sum of (A) the Target Bonus for the year in which the termination for Disability or due to death occurred, prorated to reflect the portion of the year worked and (B) any earned and unpaid annual bonus in respect of the performance year immediately preceding the year in which the termination for Disability or death occurred.
(e)Termination as a Result of Retirement.  In the event Executive’s employment terminates due to a Retirement Termination, then subject to Section 8, (i) Executive will be entitled to the Accrued Benefits and (ii) any options to purchase ICE common stock or other equity or equity based grants granted to Executive following the effective date of this Employment Agreement and more than twelve (12) months prior to the termination date will remain outstanding and continue to vest on the original vesting schedule for such award(s) (and for any performance-based grants, based on actual performance in accordance with the terms of such grants) provided that Executive agrees in writing to extend the covenants described in Section 9(f) and Section 9(g) of this Employment Agreement through the furthest vesting date of any equity award covered by this Section 7(e)(ii) (if such date is longer than the existing length of such covenants). For the avoidance of doubt, any unvested options to purchase ICE common stock or other equity or equity-based grants granted to Executive within twelve (12) months of the termination date will be forfeited in the event of a Retirement Termination, and the exercise of any vested options to purchase ICE common stock will be governed by the terms of the applicable plan and award agreement.
8.Release. As a condition to ICE’s making any payments or providing any benefits (including any equity-related benefits) to Executive on or after Executive’s termination of employment under this Employment Agreement (other than the Accrued Benefits, the compensation earned before such termination and the benefits due under ICE’s employee benefit plans without regard to the terms of this Employment Agreement), Executive (or, if Executive is deceased, Executive’s estate) shall execute and cause to become irrevocable, within fifty-five (55) days (the “Release Period”) following Executive’s termination of employment, a release in a form provided by ICE, and ICE shall provide such payments or benefits, if applicable, promptly after Executive (or Executive’s estate) delivers such release to ICE and any applicable revocation periods have expired, but no later than sixty (60) days after the date of Executive’s termination of employment; provided that if the Release Period covers parts of two calendar years, payment will be made in the second calendar year.
9.Covenants by Executive.
(a)Compliance with Company Policies. Executive agrees to comply with any Company policies and codes of conduct as may be in effect from time to time and that may apply to Executive, including, without limitation, the ICE Global Code of Business Conduct.
(b)ICE’s and Affiliates’ Property. Upon the termination of Executive’s employment for any reason or, if earlier, upon ICE’s request, Executive shall promptly return all Property which had been entrusted or made available to Executive by ICE and each of its affiliates and, if any copy of any such Property was made by, or for, Executive, each and every copy of such Property. “Property” means records, files, memoranda, tapes, computer disks, reports, price lists, customer lists, drawings, plans, sketches, keys, computer hardware and software, cell phones, smart phones, credit cards, access cards, identification cards, company cars and other tangible personal property of any kind or description.
(c)Trade Secrets. Subject to the exceptions noted in Section 9(k), Executive agrees that Executive will hold in a fiduciary capacity for the benefit of ICE and each of its affiliates, and will not directly or indirectly use or disclose to any person not authorized by ICE, any Trade Secret of ICE or its affiliates that Executive may have acquired (whether or not developed or compiled by Executive and whether or not Executive is authorized to have access to such information) during the term of, and in the course of, or as a result of Executive’s employment by ICE or its affiliates for so long as such information remains a Trade Secret. “Trade Secret” means information, without regard to form, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers that (A) derives economic value, actual or potential, from not being generally known to, and not being generally readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and (B) is the subject of efforts by ICE and its affiliates that are reasonable under the circumstances to maintain its secrecy. This Section 9(c) is intended to provide rights to ICE and its affiliates which are in addition to, not in lieu of, those rights ICE and its affiliates have under the common law or applicable statutes for the protection of trade secrets. Notwithstanding anything in this Employment Agreement, Executive may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a Trade Secret that is made: (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law, or (B) in a complaint or other document that is filed under seal in a lawsuit or other proceeding and does not disclose the trade secret, except pursuant to court order.
(d)Confidential Information. Subject to the exceptions noted in Section 9(k), Executive, while employed under this Employment Agreement and thereafter, shall hold in a fiduciary capacity for the benefit of ICE and its affiliates, and shall not directly or indirectly use or disclose to any person not authorized by ICE, any Confidential Information of ICE or its affiliates that Executive may have acquired (whether or not developed or compiled by Executive and whether or not Executive is authorized to have access to such information) during the term of, and in the course of, or as a result of Executive’s employment by ICE or its affiliates. “Confidential Information” means any secret, confidential or proprietary information possessed by ICE or its affiliates relating to their businesses (including any such information not otherwise included in the definition of a Trade Secret under this Employment Agreement), including, without limitation, customer lists, details of client or consultant contracts, current and anticipated customer requirements, pricing policies, price lists, market studies, business plans, policies, operational methods, marketing plans or strategies, contracts, products, product development techniques or flaws, computer software programs (including object codes and source codes), data and documentation, database technologies, systems, structures and architectures, know-how, inventions and ideas, past, current and planned research and development, compilations, devices, methods, techniques, processes, designs, reports, specifications, future business plans, business development, costs, licensing strategies, advertising campaigns, financial information and data, business acquisition plans and new personnel acquisition plans that has not become generally available to the public by the act of one who has the right to disclose such information without violating any right of ICE or its affiliates. This Section 9(d) is intended to provide rights to ICE and its affiliates which are in addition to, not in lieu of, those rights ICE and its affiliates have under the common law or applicable statutes for the protection of confidential information.
(e)Intellectual Property Rights. Executive hereby agrees that all Intellectual Property conceived, invented, developed and/or reduced to practice by Executive, alone or jointly with others, during Executive’s employment with ICE or its affiliates is the exclusive property of ICE, regardless of whether such Intellectual Property falls within the scope of Executive’s employment with ICE or its affiliates. Executive hereby agrees that all such Intellectual Property shall be considered a Work Made For Hire pursuant to 17 U.S.C. § 101 and all rights, titles and interests therein shall vest exclusively with ICE, and to the extent that any such Intellectual Property shall not qualify as a Work Made For Hire, Executive hereby assigns to ICE all of Executive’s right, title and interest in such Intellectual Property and agrees to assist ICE, at ICE’s expense, to obtain patents, copyright and trademark registrations for such Intellectual Property, to execute and deliver all documents and do any and all things necessary and proper on Executive’s part to obtain such patents and copyright and trademark registrations and to execute specific assignments and other documents for such Intellectual Property as may be considered necessary or appropriate by ICE at any time during or after Executive’s employment with ICE or its affiliates. This Section 9(e) does not apply to any invention that Executive develops entirely on Executive’s own time without using ICE’s equipment, supplies, facilities, Confidential Information, Trade Secrets, know-how or proprietary information, unless the invention either (A) relates at the time of conception or reduction to practice of the invention to ICE’s or its affiliates’ business, or actual or demonstrably anticipated research or development of ICE or its affiliates, or (B) results from any work performed by Executive for ICE or its affiliates. Executive will not place Intellectual Property of ICE or its affiliates in the public domain or disclose any inventions of ICE or its affiliates to third parties without the prior written consent of ICE. “Intellectual Property” shall include, without limitation, all inventions, ideas, discoveries, patents, patent applications, registered and unregistered trademarks and service marks and all goodwill associated therewith and symbolized thereby, domain names, trademark applications and service mark applications, registered and unregistered copyrights (including, without limitation, databases and other compilations of information), Confidential Information, Trade Secrets and know-how, including processes, schematics, business methods, formulae and computer software programs, and all other intellectual property, property and proprietary rights.
(f)Nonsolicitation of Customers or Employees.
(i)Customers. Executive, while employed under this Employment Agreement and thereafter during the Restricted Period, shall not, on Executive’s own behalf or on behalf of any person, firm, partnership, association, corporation or business organization, entity or enterprise, call on or solicit for the purpose of competing with ICE or its affiliates any customers of ICE or its affiliates with whom Executive had contact during the one-year period preceding Executive’s date of termination of employment with ICE or its affiliates or about which Executive learned Confidential Information during Executive’s employment with ICE or its affiliates. “Restricted Period” means the eighteen (18) month period after the termination of Executive’s employment without regard to the reason for Executive’s termination of employment.
(ii)Employees. Executive, while employed under this Employment Agreement and thereafter during the Restricted Period, shall not, either directly or indirectly, call on, solicit or attempt to induce any other officer, employee or independent contractor of ICE or its affiliates with whom Executive had contact at any time during Executive’s employment with ICE or its affiliates, to terminate his or her employment or business relationship with ICE or its affiliates and shall not assist any other person or entity in such a solicitation.
(g)Non-Compete. Executive and ICE agree that (A) ICE (which expressly includes, for purposes of this Section 9(g), its successors and assigns and its direct and indirect subsidiaries) is engaged in, among other things, (i) operating and/or providing exchanges and clearing facilities, fixed income and data services, and mortgage technology services and (ii) developing and providing technology, risk management, brokerage and governance support for the foregoing activities (such businesses, together with any other products or services that may in the future during the Term be offered by ICE or any entity that is then an affiliate of ICE, herein being collectively and without limitation referred to as the “Business”), (B) ICE is one of a limited number of entities that have developed such a Business, (C) ICE conducts the Business in and has offices worldwide, (D) during the Term, Executive will be intimately involved in the Business wherever it operates and will have access to Confidential Information, (E) this Section 9(g) is intended to provide fair and reasonable protection to ICE in light of the unique circumstances of the Business and (F) ICE would not have entered into this Employment Agreement but for the covenants and agreements set forth in this Section 9(g). Executive therefore agrees that during the Term and the Restricted Period, Executive shall not assume or perform, directly or indirectly, any responsibilities and duties that are substantially similar to those Executive performed for ICE at any time during the Term for or on behalf of, or act as a management consultant or strategic consultant for or on behalf of, or own, control or loan money to, any other corporation, partnership, venture, or other business entity that engages in the Business (including activities similar to the Business) anywhere in the world in which at any time during the Term Executive performed work, had access to Confidential Information or had supervisory authority; provided, however, that Executive may own up to five percent (5%) of the stock of a publicly traded company that engages in such competitive business, so long as Executive is only a passive investor and is not actively involved in such company in any way that is inconsistent with this Section 9(g).
(h)Non-Disparagement. Subject to the exceptions noted in Section 9(k), Executive agrees that Executive will not at any time during or after Executive’s employment with ICE make any oral or written negative, derogatory or disparaging statement (whether or not such statement legally constitutes libel or slander) about ICE, Executive’s employment at ICE, or about any individual or entity Executive knows to be one of ICE’s present or former owners, employees, agents, directors, or officers, or clients with which Executive worked or became aware of while employed by ICE.
(i)Reasonable and Continuing Obligations. Executive agrees that Executive’s obligations under this Section 9 are obligations which will continue beyond the date Executive’s employment terminates and that such obligations are reasonable and necessary to protect ICE’s and its affiliates’ legitimate business interests. ICE in addition shall have the right to take such other action as ICE deems necessary or appropriate to compel compliance with the provisions of this Section 9.
(j)Remedy for Breach. Executive agrees that the remedies at law for ICE for any actual or threatened breach by Executive of the covenants in this Section 9 would be inadequate and that ICE shall be entitled to specific performance of the covenants in this Section 9, including entry of an ex parte, temporary restraining order in state or federal court, preliminary and permanent injunctive relief against activities in violation of this Section 9, or both, or other appropriate judicial remedy, writ or order, without requirement of posting a bond or other security, in addition to any damages and legal expenses which ICE may be legally entitled to recover. Executive acknowledges and agrees that the covenants in this Section 9 shall be construed as agreements independent of any other provision of this or any other agreement between ICE and Executive, and that the existence of any claim or cause of action by Executive against ICE, whether predicated upon this Employment Agreement or any other agreement, shall not constitute a defense to the enforcement by ICE of such covenants.
(k)Protected Activity. Nothing in this Employment Agreement shall restrict or prohibit Executive (or Executive’s attorney) from initiating communications directly with, responding to any inquiries from, providing truthful testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with, Executive’s attorney, a law enforcement agency, a self-regulatory authority, or any other governmental agency or entity, or from making other disclosures that are protected under the whistleblower provisions of any applicable law or regulation. Executive acknowledges that Executive does not require the prior authorization of ICE to engage in activity described in this Section 9(k), and Executive does not need to notify ICE that they have engaged in such activity. Executive recognizes that, in connection with any such activity, Executive must inform such authority that the information they are providing is confidential. Despite the foregoing, Executive is not permitted to reveal to any third-party, including any governmental or self-regulatory authority, information Executive came to learn during their service to ICE that is protected from disclosure by any applicable privilege, including, but not limited to, the attorney-client privilege or attorney work product doctrine.
(l)Updates to Social Media/Biographical Listings. Following Executive’s employment with ICE, Executive shall not represent themself as being a current employee, officer, agent or representative of any ICE entity for any purpose.  This means that, among other things, as of Executive’s termination of employment for any reason, Executive must update any references to Executive’s affiliation with ICE in external social media and any other biographical listings controlled by Executive (such as a LinkedIn profile).

10.No Waiver. Except for the notice described in Section 19(a), no failure by either ICE or Executive at any time to give notice of any breach by the other of, or to require compliance with, any condition or provision of this Employment Agreement shall be deemed a waiver of any provisions or conditions of this Employment Agreement.
11.Choice of Law and Courts. This Employment Agreement shall be governed by Georgia law, and any action that may be brought by either ICE or Executive involving the enforcement of this Employment Agreement or any rights, duties, or obligations under this Employment Agreement that is not subject to arbitration under Section 16, shall be brought exclusively in the state or federal courts sitting in Atlanta, Georgia, and Executive consents and waives any objection to personal jurisdiction and venue in these courts for any such action.
12.Assignment and Binding Effect. This Employment Agreement shall be binding upon and inure to the benefit of ICE and any successor to all or substantially all of the business or assets of ICE. ICE may assign this Employment Agreement to any affiliate or successor, and no such assignment shall be treated as a termination of Executive’s employment under this Employment Agreement, and references to “ICE” shall also be deemed to refer to any such affiliate or successor. Executive’s rights and obligations under this Employment Agreement are personal and shall not be assigned or transferred. Any such assignment or attempted assignment by Executive shall be null, void and of no legal effect.
13.Entire Agreement. This Employment Agreement replaces and supersedes any and all previous agreements and understandings regarding all the terms and conditions of Executive’s employment relationship with ICE, and this Employment Agreement constitutes the entire agreement of ICE and Executive with respect to such terms and conditions.
14.Amendment. Except as provided in Section 15, no amendment or modification to this Employment Agreement shall be effective unless it is in writing and signed by an authorized representative of ICE and by Executive.
15.Severability. If any provision of this Employment Agreement (including, but not limited to, any covenant contained in Section 9) shall be found invalid or unenforceable, in whole or in part, then such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render such provision valid and enforceable, or shall be deemed excised from this Employment Agreement, as may be required under applicable law, and this Employment Agreement shall be construed and enforced to the maximum extent permitted by applicable law, as if such provision had been originally incorporated in this Employment Agreement as so modified or restricted, or as if such provision had not been originally incorporated in this Employment Agreement, as the case may be.
16.Arbitration. ICE shall have the right to obtain an injunction or other equitable relief arising out of Executive’s breach of the provisions of Section 9 of this Employment Agreement in court. However, to the maximum extent permitted by law, any other controversy or claim arising out of or relating to this Employment Agreement or any alleged breach of this Employment Agreement, or any other claim arising out of or relating to Executive’s employment by ICE or the termination thereof, shall be settled by binding arbitration in Atlanta, Georgia in accordance with the rules of the American Arbitration Association then applicable to employment-related disputes, and a judgment upon the arbitration award may be entered by any court of competent jurisdiction. The arbitration shall be conducted by a single arbitrator selected in accordance with the applicable rules of the American Arbitration Association. The arbitrator shall be empowered to award any category of damages that would be available to the parties under applicable law. ICE shall be responsible for paying the reasonable fees of the arbitrator, unless the fees are otherwise allocated by the arbitrator consistent with applicable law. Judgment upon the award of the arbitrator may be entered in any court having jurisdiction.

17.Executive’s Legal Fees and Expenses. ICE shall have no obligation under the terms of this Employment Agreement to reimburse Executive for any of Executive’s legal fees and expenses for any claims under this Employment Agreement that are unrelated to a Change in Control. ICE shall reimburse Executive for Executive’s reasonable legal fees and expenses incurred in connection with any claim made with respect to Executive’s rights under Section 7(c); provided, that such reimbursement shall be subject to recoupment by ICE if Executive’s claim is found to have been brought in bad faith.

18.Representations. Executive represents and warrants to the Company that Executive is under no contractual or other binding legal restriction which would prohibit Executive from entering into and performing under this Employment Agreement or that would limit the performance of Executive’s duties under this Employment Agreement. Executive shall not, at any time during his employment with ICE, use or disclose, or cause or enable any other person to use or disclose, any confidential or proprietary information of a prior employer.
19.Miscellaneous.
(a)Notices. Notices and all other communications shall be in writing and shall be deemed to have been duly given when personally delivered, when mailed by United States registered or certified mail or overnight courier, or when sent if sent by email. Notices to ICE shall be sent to 5660 New Northside Drive, Third Floor, Atlanta, Georgia 30328, Attention: General Counsel or ICE’s senior officer for Human Resources (or, if by email, to such recipient’s ICE email address). Notices and communications to Executive shall be sent to the address Executive most recently provided to ICE or to Executive’s ICE email address (or such other email address as Executive will have specified in a written notice to ICE).
(b)Counterparts. This Employment Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same Employment Agreement. An electronic signature is a permissible means of executing this Employment Agreement.
(c)Headings; References. The headings and captions used in this Employment Agreement are used for convenience only and are not to be considered in construing or interpreting this Employment Agreement. Any reference to a “Section” shall be to a section of this Employment Agreement absent an express statement to the contrary.
(d)Section 409A of the Code. This Employment Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). To the extent that any provision in this Employment Agreement is ambiguous as to its compliance with Section 409A or to the extent any provision in this Employment Agreement must be modified to comply with Section 409A (including, without limitation, Treasury Regulation 1.409A-3(c)), such provision shall be read, or shall be modified (with the mutual consent of the parties, which consent shall not be unreasonably withheld), as the case may be, in such a manner so that all payments due under this Employment Agreement shall comply with Section 409A. In no event may Executive, directly or indirectly, designate the calendar year of payment. To the extent Executive would otherwise be entitled to any payment or benefit under this Employment Agreement or any plan or arrangement of ICE or its affiliates, that constitutes “deferred compensation” subject to Section 409A and that if paid during the six (6) months beginning on the date of termination of Executive’s employment would be subject to the Section 409A additional tax because Executive is a “specified employee” (within the meaning of Section 409A and as determined by ICE), the payment will be paid to Executive on the earlier of the first day of the seventh month following Executive’s date of termination, a change in ownership or effective control of ICE (within the meaning of Section 409A) or Executive’s death. In addition, any payment or benefit due upon a termination of Executive’s employment that represents a “deferral of compensation” within the meaning of Section 409A shall be paid or provided to Executive only upon a “separation from service” as defined in Treas. Reg. Section 1.409A-1(h). To the extent applicable, each payment made under this Employment Agreement shall be deemed to be a separate payment, amounts payable under Section 7 of this Employment Agreement shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treas. Reg. Sections 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Treas. Reg. Section 1.409A-1 through 1.409A-6. Notwithstanding anything to the contrary in this Employment Agreement or elsewhere, any payment or benefit under this Employment Agreement or otherwise that is exempt from Section 409A pursuant to Treas. Reg. Section 1.409A-1(b)(9)(v)(A) or (C) shall be paid or provided to Executive only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of Executive’s second taxable year following Executive’s taxable year in which the “separation from service” occurs; and provided further that such expenses shall be reimbursed no later than the last day of Executive’s third taxable year following the taxable year in which Executive’s “separation from service” occurs.
(e)Withholding Taxes. The Company may withhold from any amounts or benefits payable under this Employment Agreement income taxes and payroll taxes that are required to be withheld pursuant to any applicable law or regulation or as permissible under ICE’s standard payroll practices and policies for senior executives.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement on the date first above written.

ICE DATA SERVICES, INC.		EXECUTIVE
By:	/s/ Douglas A. Foley	/s/ Christopher Edmonds
	Douglas A. Foley SVP, HR & Administration	Christopher Edmonds